UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

(Date of earliest event reported): June 19, 2013

IMPERIAL PETROLEUM, INC.

(Exact name of Registrant as specified in its charter)

Nevada	0-9923	95-3386019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

329 Main Street, Suite 801

Evansville, IN 47708

(Address of principal executive office and zip code)

(812) 867-1433

(Registrant’s telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITVE AGREEMENT:

The Registrant entered into a series of agreements reflecting the settlement of certain outstanding lawsuits and concerning the sale of certain assets which have been discussed in the attached press release. Each transaction is summarized below:

Bank Settlement: The Company finalized a previously announced Settlement Agreement and Consent Judgment and Covenant Not To Execute with the lenders of the Company’s wholly-owned subsidiary, e-Biofuels, LLC, in satisfaction of the lawsuit filed by the lenders against the Company in which the lenders were seeking to, among other things, enforce a corporate guarantee in the approximate amount of $7.5 million plus accrued interest since April 2012, estimated at approximately $0.5 million. The Company agreed to the entry of a Judgment in the amount of $1.0 million in favor of the Lenders and further agreed to execute such documents as may be required and to facilitate the Lenders’ effort to sell the assets of e-Biofuels. The Lenders agreed to dismiss the lawsuit against the Company in exchange for the Judgment and further agree not to execute on the Judgment until December 31, 2015. The Settlement Agreement removes any prior contingency related to the sale of the e-Biofuels assets.

E-Biofuels Bankruptcy Estate Settlement: The Company executed a Settlement Agreement with the Bankrutpcy Trustee for the e-Biofuels Bankruptcy Estate concerning certain claims made by the Trustee in connection with intercompany funds previously provided by e-Biofuels and used by other subsidiaries of the Company to purchase assets totaling $242,000. Under the terms of the Settlement Agreement, which has been approved by the Bankruptcy Court for the Southern District of Indiana, the Company will make scheduled monthly payments to the e-Biofuels Bankruptcy Estate through May 2014 in a total amount of $242,000.

Sale of Interest in the Peak Joint Venture: The Company’s wholly-owned subsidiary, Arrakis Oil Recovery LLC, has entered into a Purchase and Sales Agreement to sell a 25% participating interest in and unto the Peak Joint Venture in Logan county, Kentucky to Archer Petroleum Corp. Under the terms of the sale which is expected to close on July 15, 2013 subject to approval by the TSX Exchange, Archer will pay the Arrakis a total of 500,000 shares of its restricted common stock and will assume certain payment obligations of Arrakis to the Peak Joint Venture of $300,000. Upon closing, the Peak Joint Venture will be owned as follows: Arrakis Oil Recovery LLC: 25% (subject to the payment of a 5% net profits interest to the Imperial Shareholders Trust); Archer Petroleum Corp: 25% and Peak Oil Sands LLC: 50%.

Sublicense Agreement: The Company entered into a Sublicense Agreement with Archer Petroleum Corp. providing Archer with certain international rights to manufacture, market and sell SANDKLENE 950 in exchange for the payment of $400,000 in tranches. Under the Sublicense Agreement which is expected to close June 28, 2013, the Company will retain all rights to the manufacture and sales of SANDKLENE 950 in the United States and will maintain the rights to sell to its existing customers internationally, subject to the payment of a royalty to Archer of $1.00/gallon on the international sales to existing customers. The Company will receive a royalty of $1.00/gallon on all international sales of SANDKLENE 950 by Archer. SANDKLENE 950 is the chemical wetting agent used in the Company’s oil sand recovery projects, including the Stampede Mine in Kentucky.

ITEM 9.01	EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit

Exhibit 99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperial Petroleum, Inc.

By:	/ S / JEFFREY T. WILSON
Jeffrey T. Wilson
Title:	President

Dated: June 20, 2013